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                                                              EXHIBIT 3.2

                                                         STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 08/25/1999
                                                          991354240-2330564


                          CERTIFICATE OF AMENDMENT OF

                        CERTIFICATE OF INCORPORATION OF

                             SOURCINGLINK.NET,INC.


        The undersigned, Sean M. Maloy and Marcel van Heesewijk, hereby certify that:

        ONE: They are the duly elected and acting President and Secretary, respectively, of SourcingLink.net, Inc., a Delaware corporation (the "Corporation").

        TWO: The name of the corporation is SourcingLink.net, Inc. The original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 26, 1993, under the name QCS Corporation, was amended pursuant to that certain Certificate of Renewal and Revival of Chapter filed on November 12, 1998, changing the corporate name to QCS.net Corporation and was further amended by that certain Amended and Restated Certificate of Incorporation filed on July 20, 1999, changing the corporate name to SourcingLink.net, Inc.

        THREE: The Corporation's Certificate of Incorporation, as amended to date, is hereby amended by inserting the following paragraph after the first paragraph of Article IV:

        "As of the effective date of this amendment to Article IV
        (the "Reclassification Date"), every four (4) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Reclassification Date (the
        "Old Common Stock") shall, automatically and without further action on the part of the holder thereof, be reclassified as and become one (1) share of the Common Stock of the Corporation (the "New Common Stock"). In lieu of fractional shares of New Common Stock, each stockholder whose shares of Old Common Stock are not evenly divisible by four (4) will receive one additional share of New Common Stock for the fractional share of New Common Stock that such stockholder would otherwise be entitled to receive as a result of the reverse split."

        FOUR: The foregoing Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, SourcingLink.net, Inc. has caused this certificate to be signed by the undersigned, and the undersigned have executed this certificate and do affirm the foregoing as true under penalty of perjury this 25th day of August 1999.


                                         /s/ SEAN M. MALOY
                                         _________________________________
                                         Sean M. Maloy, President


                                         /s MARCEL VAN HEESEWIJK
                                         _________________________________
                                         Marcel van Heesewijk, Secretary


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